BUY SELL AGREEMENT

This Buy Sell Agreement (the "Agreement"), is made and entered into effective the date on the signature page, (the "Effective Date") by and between the Buyer and the Seller (cumulatively "Parties").

RECITALS

WHEREAS, Seller is or may in the future be in the business of providing digital content, web access, telephony based services including Local or Long Distance, web hosting and/or the services of an Internet Services Provider ("telecommunications products") to persons and businesses ("Clients"); and

WHEREAS, Seller desires to sell and Buyer desires to purchase certain telecommunications products client accounts that are more fully described below and are referred to as "Seller Accounts Subject To Sale";

NOW, THEREFORE, in consideration of the promises and the conditions and mutual covenants contained herein, the parties agree:

AGREEMENT

1) **RECITALS AS PART OF AGREEMENT:**

   a) The Recitals appearing above contains warranties and representations of fact and present intent, and agreement, and are, by this reference, incorporated herein.

2) **DEFINITIONS:** For purposes of this Agreement, the following terms shall have the meanings set forth herein:

   a) "**Affiliate(s)**" shall mean any individual, corporation, partnership or other entity that, directly or indirectly (e.g., through any number of successive tiers) controls (e.g., a parent organization), is controlled by (e.g., a subsidiary organization) or is under common control with (e.g., a brother/sister organization) of a Party. It also

______ (Buyer

______ (Seller)

means directors, officers, managers, agents, or independent consultants of a Party or its Affiliate.

b) **"Client" or "Clients"** shall mean the person or entity corresponding to individual Seller Accounts Subject To Sale. Also known as an "end user".

c) **"Confidential Information"** shall mean, with respect to a Party, any and all information concerning, related to, or referencing any business relationship currently existing or contemplated by either Party; any client or customer relationship including the identity of such client or customer; any customer or client list; and any customer or client information; the identity of any Person with knowledge of Confidential Information; the existence and description of any technology or equipment, whether such description is in the form of written or oral descriptions; plans; drawings; demonstrations; or any other Media; any research; any banking arrangement or relationship; any financial or other past, present or future transaction summary or description; any financial information; any marketing strategy or information; any agreement or contract; any other information concerning the business of a Party or Affiliate or any current or future business relationship between the Parties; any trade secrets; any marketing strategies; any methods or practices; any document or information of any type or description identified in writing by a Party or Affiliate, to the other as confidential; or any report, memorandum, or other document or communication prepared by either Party or Affiliate which is based upon, refers to, summarizes or contains an evaluation of other Confidential Information.

d) **"Disclose"** shall mean disseminate, transmit, publish, post, distribute, make available, convey or otherwise make known.

e) **"Media"** shall mean any drawing, writing, diskette, hard drive, CD, or means whereby electronic data or writing of any kind and description is stored or from which such data or writing is reproducible.

f) **"Person"** shall mean a natural person, corporation, general partnership, limited partnership, trust, estate, Limited Liability Company, association, organization or other entity of whatsoever nature or character.

g) **"Seller's Accounts Subject To Sale"** shall mean the accounts offered to Buyer that may become acceptable to Buyer after performing due diligence and upon Seller's acceptance of Buyer's date schedule for purchase.

h) **"Failed Accounts"** shall mean those Seller's Accounts Subject To Sale that failed final due diligence during the first billing cycle for Buyer.

i) **"Accepted Accounts"** shall mean those Seller's Accounts Subject To Sale, net of Failed Accounts that are accepted by Buyer after all due diligence has been performed and for which Buyer will pay Seller.

j) **"Transferred Accounts"** shall mean those Accepted Accounts that were actually paid for by Buyer and are now fully titled to Buyer with no further credits, adjustments or offsets due from Seller to Buyer after final due diligence has been performed.

k) **"LEC Billing"** shall mean those accounts that can be billed on an end user's local telephone bill through their Local Exchange Carrier ("LEC")

l) **"ACH" Billing"** shall mean those accounts that can be billed through an end user's (electronically debited") Bank Account by the Automated Clearing House ""ACH").

m) **"Billing Aggregator"** shall mean any and all of those companies that process third party billing for LEC, ACH and Credit cards.

n) **"Transition Period"** shall mean that period of time that begins when the Seller identifies which accounts are "Seller's Accounts Subject To Sale" and continues through the due diligence period and ends ten (10) days after Buyer has paid for the Transferred Accounts.

o) **"Bill of Sale"** shall mean that <u>document</u> prepared by Buyer for Seller's signature for each account or group of accounts that Buyer agrees to purchase after initial due diligence has been performed but before the completion of final due diligence.

p) **"Final Account List or Report"** shall mean that <u>document</u> provided by Buyer to Seller along with payment for all of those accounts on a Bill of Sale that were accepted by Buyer after final due diligence (Transferred Accounts).

Buy Sell Agreement
INITIALS

_____ (Buyer

_____ (Seller)

3) PURCHASE AND SALE OF SELLER'S ACCOUNTS SUBJECT TO SALE:

a) **Gross Purchase Price:** The gross purchase price for the sale of the Seller Accounts Subject To Sale shall be based on a price for each Accepted Account at the Transaction Price negotiated between the parties which is disclosed in paragraph number 12 herein below. Each Gross Purchase Price shall be so indicated for each group of Accounts Subject To Sale on each Bill of Sale.

b) **Sale and Purchase Of Seller Accounts:** Seller wishes to sell to Buyer up to the maximum number of accounts indicated in Section 11 of this agreement accounts over the next 12 months and Buyer wishes to purchase all of those accounts that meet their due diligence requirements for the price and terms herein.

c) **Accepted Accounts:** From time to time Seller shall identify to Buyer accounts which it would like to sell to Buyer under the terms herein. Buyer will perform whatever due diligence it determines necessary and will accept for purchase only those accounts that meet its requirements; in its sole discretion ("Accepted Accounts"). Buyer will provide a listing to Seller of the Accepted Accounts and the date schedule by which Buyer will take title to the Accepted Accounts. If Seller agrees to the sale of those accounts under those terms and timetable that these accounts will now be identified as, Seller Accounts Subject To Sale.

d) **Process of Sale**: For each account or group of accounts that Seller wishes to sell that Buyer wished to purchase Buyer shall provide to Seller a Bill of Sale. Seller's authorized representative shall affix their signature to the Bill of Sale indicating that these accounts are sold to Buyer subject to full payment and final due diligence

e) **Final Due Diligence:** In lieu of physically calling each of Sellers Accounts Subject to Sale final Due Diligence will be determined by the Buyer during its initial billing process. The Buyer shall be entitled to a full credit from Seller against the Purchase Price for any Seller Account Subject to Sale that fails to be successfully billed through a Billing Aggregator whether by LEC, ACH or Credit Card billing as such may apply ("Failed Accounts") or cancels during its first billing cycle (first 30 days). Those accounts that are not cancelled within the first 30 days and are successfully billed on the first billing cycle are now the Accepted Accounts.

_______ (Buyer

_______ (Seller)

f) **Final Sale:** Once paid for the Accepted Accounts become the full property of Buyer ("Transferred Accounts") and no further credits or adjustments are ever again due from Seller to Buyer, unless Seller has breached one of the warranties herein.

f) **Term of payment.** On the 10th of any calendar month The Buyer will provide a Final Account List or Report, listed by Bill of Sale, and pay to Seller the purchase price for all of the Accepted Accounts that were successfully billed by Buyer more than 30 days ago.

g) **Right to Change the Total Amount of Accounts to be Purchased:** Buyer reserves the right to lower the number of accounts it will purchase from Seller at any time for any reason or no reason at all. By mutual agreement between Buyer and Seller the amount of Accounts to be Purchased can be increased to any amount by simple written addendum to this agreement signed by the parties.

h) **Right To Transfer:** Buyer shall have the right to assign, mortgage, convey or otherwise transfer the Transferred Accounts to a third party ("Third Party Transferee") who in turn shall have the right to transfer the Transferred Accounts to its own transferee, or a Billing Aggregator for Third Party Billing and collection.

4) **WARRANTIES:**

a) **Mutual Warranties:** Each Party represents and warrants to the other that the execution, delivery and performance of this Agreement, when executed and delivered by the Parties on the Effective Date, will be a legal, valid, and binding obligation of the Parties enforceable against it in accordance with its terms. Each Party represents and warrants that neither the execution nor the performance of this Agreement nor the consummation of the transactions contemplated will violate any applicable law or statute actually known to such Party. Each Party also represents and warrants that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or Bylaws of each warranting Party, or (ii) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency, or governmental body against, or

binding upon, each warranting Party Parties or upon its properties, assets, or business; (iii) violate any federal, state or local law.

b) **Seller's Warranties:** Seller warrants that:

i) Seller has provided the services evidenced by the Seller Accounts Subject To Sale, and that the services are current on the effective date hereof; and

ii) Seller is the true legal owner of each Seller Account Subject To Sale; and

iii) Seller has not sold, assigned, transferred, conveyed or otherwise disposed of any Seller Account Subject To Sale; and

iv) No Seller Account Subject To Sale has been cancelled by a Client, or is presently subject to dispute by a Client; and

v) Seller is aware of no information tending to indicate that any Seller Account Subject To Sale is, or may be, invalid; and

vi) No person other than Seller has any interest in the Seller Account Subject To Sale and that the Seller has the sole right and exclusive authority to execute this Agreement and to receive the benefits specified in it; and

vii) The signatory whose signatures appear below is authorized to execute this Agreement on behalf of Seller and that all acts necessary to grant such authority to signatory have been performed; and

viii) Seller signatory hereto warrants the validity and the effectiveness of his/her/its own signature.

ix) Seller warrants to Buyer that during Buyer's due diligence Seller will permit Buyer to review such documents and interview such persons/employees as Buyer may request to review and interview, and that Seller will cooperate fully in the performance of Buyer's due diligence

c) **Buyer's Warranties:** Buyer warrants that:

i) Buyer has the financial where with all to perform under this agreement,; and

ii) That during Buyer's due diligence Buyer will take all necessary steps to minimize the interference in the business operations of Seller; and

iii) The signatory whose signatures appear below is authorized to execute this Agreement on behalf of Buyer, and that all acts necessary to grant such authority to signatory have been performed; and

iv) Buyer signatory hereto warrants the validity and the effectiveness of his/her/its own signature.

5) <u>CONFIDENTIALITY, NON-DISCLOSURE AND NON-CIRCUMVENTION</u>

a) This covenant shall extend to, bind and inure to the benefit of each of the Parties and their Affiliates, as well as their respective successors and assigns. The provisions of this entire Agreement shall be considered Confidential Information and shall not be disclosed except as provided herein or upon the written consent of all Parties.

b) The Parties agree that the factual circumstances surrounding this Agreement, the negotiations leading up to the execution of the Agreement, the specific terms, conditions and consideration paid pursuant to this Agreement, are confidential and shall not be publicly disclosed, discussed or described by any party either verbally, in writing, or by any other means, except as may be required by law. Privileged or fiduciary communication shall not constitute public disclosure. This Confidentiality provision is a material term of this Agreement.

c) For a period of five (5) years after the date of receipt of Confidential Information each Party agrees that it shall not disclose such Confidential Information to any Person other than the other Party or its Affiliate(s). Each Party shall limit the Affiliate(s) receiving Information to those Persons who are necessary to bring into effect the terms of this Agreement.

d) In perpetuity, the Parties agree not to disclose any Confidential Information of the other Party and their Affiliates, to any Person (other than Affiliates) or copy or duplicate any Confidential Information without the written consent of the other Party.

_____ (Buyer

_____ (Seller)

e) The Parties specifically agree in perpetuity not to utilize any Confidential Information of any other Party and their Affiliates, to engage in any commercial activity, which is competitive with the other Parties, directly or indirectly. The Parties further agree to take all necessary steps to assure that no Affiliate in any way utilizes Confidential Information to engage in any activity, directly or indirectly, which is competitive with any other Party.

f) In perpetuity, except for times that the Confidential Information is actually being reviewed or utilized to evaluate, conduct or engage in a business transaction in which the Parties have agreed to engage, such as the direct sale of either party or substantially all of the assets of either party to a third party or as may be directed by law, the Parties shall keep any media upon which Confidential Information is reflected, recorded, or displayed in a confined and locked environment and in an environment reasonably inaccessible to Persons (other than Affiliates).

g) Each Party hereby acknowledges that the ownership of Confidential Information and any derivative thereof provided by the other Party shall remain with the Party providing such Confidential Information and each Party hereby waives any rights, title or interest in and to such Confidential Information.

h) The breach of this Confidentiality, Non-Disclosure and Non-Circumvention covenant will cause irreparable harm to the aggrieved Party, and in addition to any and all other remedies at law and equity, the Parties agree that injunctive relief is appropriate to protect the aggrieved Party upon the showing of any breach hereof. Such injunctive relief shall be as determined by the Court of competent jurisdiction but the Contracting Parties agree to the issuance of such injunctive relief *ex parte* unless precluded specifically by specific statute.

i) The Parties shall not, directly or indirectly, circumvent or attempt to circumvent the provisions of this Confidentiality, Non-Disclosure and Non-Circumvention covenant.

6) NON-DISPARAGEMENT:

a) Neither Party shall now or ever in the future publish or otherwise utter, state, say, narrate or disclose any statement or communication in any medium whatsoever, including verbal and written communications, the Internet, print publication,

publication through airwaves, or private publication through the mails or other medium either directly or indirectly, other than as required by law, that:

i) Is defamatory to the other Party, or to its officers, members, employees, subsidiaries or associated companies; or

ii) Disparages, derides, scorns or ridicules the good name of the other Party, or to its officers, members, employees, subsidiaries or associated companies; or

iii) May be capable of an inference or speculation that is defamatory, disparaging or derisive to the other Party, or to its officer, directors, co-employees, subsidiaries or associated companies.

7) SERVICING OF ACCOUNTS DURING TRANSITION PERIOD:

a) **Notice:** Since Seller has warranted to Buyer that all of the Seller's Accounts Subject to Sale are bonefide accounts Seller hereby authorizes Buyer to send notification of the transfer/sale to those Seller's Accounts Subject to Sale_ that Buyer intends to bill as part of final due diligence within the next 45 days. Buyer shall not be liable for any loss or potential loss that may be caused or sustained by Seller as a result of this notification if for any reason Buyer as part of its due diligence decides not to acquire any, some, part or none of the Seller Accounts Subject to Sale.

b) **Account Servicing.** The Parties acknowledge that since not all of the Seller's Accounts Subject to Sale will in fact be purchased by the Buyer that unless Buyer notifies Seller otherwise that Seller will continue to service all of the Seller's Accounts Subject to Sale during the Transition Period. Buyer shall have 10 days after Buyer purchases the Transferred Accounts to begin full servicing of the transferred accounts. Buyer will make all reasonable efforts to expedite this process and begin servicing these accounts as quickly as possible.

8) REPRESENTATION OF COMPREHENSION OF DOCUMENT:

a) In entering into this Agreement, the Parties represent that they have had the opportunity to seek and rely upon the advice of their own attorneys concerning the

legal and income tax consequences of this Agreement, and that the terms of this Agreement are fully understood and voluntarily accepted by the Parties.

9) **INDEMNIFICATION**:

a) Each Party shall defend and indemnify the other against, and hold the other harmless from, any action brought by a third party, against any and all liability and expenses (including reasonable attorneys' fees) arising as a result indemnifying Party's negligent or willful acts or failures to act, errors or omissions.

10) **MISCELLANEOUS**:

a) **Governing Law, Etc.** This Agreement will be governed by the internal laws of the State of Arizona, USA, without reference to its choice of law rules, and may be executed in counterpart copies. The parties hereby exclude application of the United Nations Convention on Contracts for the International Sale of Goods from this Agreement and any transaction between them related thereto. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law. If a provision of this Agreement is held invalid under any applicable law, such invalidity will not affect any other provision of this Agreement and such invalid provision will be deemed modified to the extent necessary to make it valid and enforceable or, if such provision cannot be so modified, it will be deemed deleted from this Agreement.

b) **Attorneys' Fees and Costs**. The prevailing party in any litigation regarding will be entitled as a matter of right and not within the discretion of any judicial officer, to recover its actual costs and actual expenses including, without limitation, actual attorneys' and actual witness' fees.

c) **No waiver.** The failure of either party to enforce the other party's strict performance of any provision of this Agreement will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.

d) **Force Majeure.** If the performance of either party is delayed or prevented at any time due to circumstances beyond its control, including, without limitation, those resulting from labor disputes, fire, floods, riots, civil disturbances, weather

_____ (Buyer

_____ (Seller)

conditions, control exercised by a governmental entity, unavoidable casualties or acts of God or a public enemy, performance will be excused until such condition no longer exists.

a) **Notices.** Any notice or other communications required or permitted by this agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party; when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid; or when deposited with a public telegraph company for transmittal, provided that the communications is addressed to the address on the signature hereto or such other address as may be provided by a party to the other, in writing at least 10 days prior to the date of any notice

e) **Integration.** This Agreement and the Attachments constitute the true will of the Parties and the entire agreement between them with respect to the subject matter hereof and supersede all previous proposals (both oral and written), negotiations, representations, commitments, writings, agreements, and all other communications between the parties. This Agreement may only be altered or modified by written instrument duly executed by both parties. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any purchase order, the terms and conditions of this Agreement will control.

f) **Cooperation.** The parties will reasonably cooperate with one another in connection with each other's performance. The parties acknowledge that such performance depends in part on such cooperation and that the failure to cooperate may hinder or impede the other's performance hereunder.

g) **No Recruitment of Employees.** To the maximum extent permitted by law, neither party will solicit any employee of the other party for employment for a period of eighteen (18) months after the termination of this Agreement.

h) **Relationship of Parties.** The relationship of the parties is that of buyer and seller dealing at arms length. Nothing in this Agreement will be construed so as constitute the parties as partners, joint ventures or co-owners or empower either party to act for, bind or otherwise create or assume any obligation on behalf of the other and neither party will hold itself out as entitled to do the same.

Buy Sell Agreement
INITIALS

______ (Buyer

______ (Seller)

11) **NUMBER OF ACCOUNTS TO BE SOLD:** The Seller wishes to sell and Buyer wishes to buy up to ***150,000*** Accounts under the terms and conditions herein.

12) **FINAL TRANSACTION PRICE:** The Transaction Price for the sale of the Seller Accounts Subject To Sale is ***$1.00*** per Accepted Account.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, which will be effective as of the 1st day of _March_________ 2006.

BUYER: ***One Source Network*** ***An Arizona Company***	**SELLER:** ***Telco Billing, Inc. and YP Corp*** ***Nevada) Companies***
Signature ______	Signature ______
Name: Eduardo Vegas	Name: John Raven
Title: President	Title: Chief Operating Officer
Date: 4/13/06	Date: 4-13-06
9930 E. Collette ***Buyer's Mailing Address (if different)*** ***Tucson, Arizona 85748*** ***Buyer's Phone:*** ***Buyer's Fax:*** **Buyer's e-mail Address**	***4840 E. Jasmine St # 105*** ***Seller's Mailing Address (if different)*** ***Mesa, Arizona 85205*** ***Seller's Phone:*** ***Seller's Fax*** **Seller's e-Mail: John.Raven@ypcorp.com**

Buy Sell Agreement
INITIALS

______ (Buyer

______ (Seller)